Stradley Ronon Stevens & Young, LLP 2005 Market Street Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

November 19, 2021

Board of Trustees, Franklin Federal Tax-Free Income Fund
One Franklin Parkway
San Mateo, CA 94403-1906

Board of Trustees, Franklin Tax-Free Trust
One Franklin Parkway
San Mateo, CA 94403-1906

Board of Trustees, Franklin Municipal Securities Trust
One Franklin Parkway
San Mateo, CA 94403-1906

Re:
Agreement and Plan of Reorganization (“Plan”) made as of July 14, 2021, by and among (i) Franklin Federal Tax-Free Income Fund, a statutory trust created under the laws of the State of Delaware (the “Acquiring Fund”); (ii) Franklin Tax-Free Trust (“FTFT”), a statutory trust created under the laws of the State of Delaware, on behalf of its series, Franklin Florida Tax-Free Income Fund and Franklin Kentucky Tax-Free Income Fund; and (iii) Franklin Municipal Securities Trust (“FMST,” and together with FTFT, the “Target Trusts” and each a “Target Trust”), on behalf of its series, Franklin Tennessee Municipal Bond Fund (collectively with Franklin Florida Tax-Free Income Fund and Franklin Kentucky Tax-Free Income Fund, the “Target Funds” and each a “Target Fund”)

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the reorganization (hereinafter referred to as the “Reorganization”), which will consist of: (i) the acquisition by the Acquiring Fund of substantially all of the property, assets and goodwill of each Target Fund in exchange solely for full and fractional Class A, Class A1, Class C, Class R6 and Advisor Class shares of beneficial interest, as applicable, with no par value, of the Acquiring Fund (the “Acquiring Fund Shares”); (ii) the distribution of Acquiring Fund Shares to the holders of Class A, Class A1, Class C, Class R6 and Advisor Class shares of beneficial interest, as

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL
A Pennsylvania Limited Liability Partnership

Board of Trustees, Franklin Federal Tax-Free Income Fund
Board of Trustees, Franklin Tax-Free Trust
Board of Trustees, Franklin Municipal Securities Trust
November 19, 2021

applicable, with no par value, of each Target Fund (the “Target Fund Shares”), respectively, according to their respective interests in the Target Fund in complete liquidation of the Target Fund; and (iii) the dissolution of each Target Fund as soon as is practicable after the Closing, all upon and subject to the terms and conditions of the Plan. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.

In rendering our opinion, we have reviewed and relied upon: (a) a copy of the executed Plan, dated as of July 14, 2021; (b) the Prospectus/Proxy Statement provided to shareholders of the Target Funds dated September 1, 2021; (c) certain representations concerning the Reorganization made to us by the Acquiring Fund and the Target Funds in a letter dated November 19, 2021 (the “Representation Letter”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

For purposes of this opinion, we have assumed that the Target Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Code, for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Plan and the statements in the Representation Letter for the Target Fund and the Acquiring Fund, it is our opinion that for federal income tax purposes:

1. The acquisition by the Acquiring Fund of substantially all of the assets of the Target Funds, as provided for in the Plan, in exchange solely for the Acquiring Fund Shares followed by the distribution by the Target Funds to their respective shareholders of the Acquiring Fund Shares in complete liquidation of the Target Funds will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Target Funds and the Acquiring Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by the Target Funds upon the transfer of substantially all of their respective assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares pursuant to Section 361(a) and Section 357(a) of the Code.

3. No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of substantially all of the assets of the Target Funds in exchange solely for the Acquiring Fund Shares pursuant to Section 1032(a) of the Code.

4. No gain or loss will be recognized by the Target Funds upon the distribution of the Acquiring Fund Shares by the Target Funds to their respective shareholders in complete liquidation of the Target Fund pursuant to Section 361(c)(1) of the Code.

Board of Trustees, Franklin Federal Tax-Free Income Fund
Board of Trustees, Franklin Tax-Free Trust
Board of Trustees, Franklin Municipal Securities Trust
November 19, 2021

5. The tax basis of the assets of each Target Fund received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of each Target Fund immediately prior to the Reorganization pursuant to Section 362(b) of the Code.

6. The holding periods of the assets of each Target Fund received by the Acquiring Fund will include the periods during which such assets were held by each Target Fund pursuant to Section 1223(2) of the Code.

7. No gain or loss will be recognized by the shareholders of a Target Fund upon the exchange of the Target Fund Shares solely for the Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code.

8. The aggregate tax basis of the Acquiring Fund Shares received by each Target Fund shareholder (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of the Target Fund Shares of each Target Fund shareholder exchanged therefor pursuant to Section 358(a)(1) of the Code.

9. The holding period of the Acquiring Fund Shares received by each Target Fund shareholder (including fractional shares to which they may be entitled) will include the holding period of the Target Fund Shares of each Target Fund shareholder surrendered in exchange therefor, provided that the shareholder held the Target Fund Shares as a capital asset on the effective date of the Reorganization pursuant to Section 1223(1) of the Code.

10. The Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the Treasury Regulations) the items of the Target Fund described in Section 381(c) of the Code, as if there had been no Reorganization, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, if applicable, and the Treasury Regulations thereunder.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Target Fund, the Acquiring Fund or any Shareholder of the Target Fund with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code or any contract described in Section 1256(b) of the Code) as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing

Board of Trustees, Franklin Federal Tax-Free Income Fund
Board of Trustees, Franklin Tax-Free Trust
Board of Trustees, Franklin Municipal Securities Trust
November 19, 2021

judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the Acquiring Fund and the Target Fund of the undertakings in the Plan and the Representation Letter. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

We hereby consent to the use of this opinion as an exhibit to the registration statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP [CCS]

Stradley Ronon Stevens & Young, LLP